Exhibit 99.1

March 30, 2016

Dear Fellow Shareholders:
2015 was a year of great progress for Simsbury Bank.  We continued to be the leading Connecticut based bank in the four towns in which we have branches as measured by deposits and mortgage originations.  Our strategies supporting regional growth of our Commercial Banking and Mortgage Banking businesses produced strong results.  We announced expansion of our Retail Banking footprint with the planned April 2016 opening in West Hartford of our fifth full service branch.  Finally, we raised capital to support our growth and redeem Small Business Lending Fund preferred stock.
According to the FDIC’s annual deposit survey, Simsbury Bank remained the leading Connecticut headquartered bank in our four town branch market area.  Our deposits at year end 2015 were almost 5% higher than year end 2014.  Simsbury Bank continues to enjoy a greater deposit market share than any of Connecticut’s banks, including the State’s two largest banks, as well as all but one non-Connecticut headquartered bank.  And we remain the largest bank as measured by deposits in our Simsbury hometown.  Our Retail Banking team continued to provide outstanding in-person service and introduced Mobile Banking to provide our customers with the self-service convenience they seek.  Approximately 30% of our online banking customers have already enrolled in Simsbury Bank Mobile Banking.
For the fifth consecutive year, Simsbury Bank originated more residential mortgage loans in our four town market than any of the other 261 bank, credit union and non-bank competitors who closed loans in the market in 2015.  We were the leading originator of purchase and non-purchase, which include refinance and home equity, mortgages in our four town market area.  In 2015, we originated 25% more units and 52% greater dollar volume than in 2014.  Thanks to this origination volume growth, our gain on sale revenue more than doubled from 2014, increasing 138%.  During the course of 2015, we added origination capacity in Hartford County with a Glastonbury loan production office, as well as offices in Rhode Island and Southeastern Massachusetts.  We continue to ensure that we have the people, products and application, underwriting and closing processes to keep us the leader in our market area and permit us to build market share regionally.
Our Commercial Banking team delivered strong loan growth in 2015.  Average loan balances in 2015 were 19% higher than 2014.  This followed a 14% average balance increase in 2014.  Momentum increased through the year as illustrated by the 37% increase in commercial loan balances from year end 2014 to year end 2015.  We continue to focus on commercial and industrial businesses of all types including manufacturers and service providers.  We finance inventories, equipment and owner occupied real estate.  In fact, 77% of our commercial real estate loan exposure is owner occupied real estate where the first source of repayment is the borrower’s cash flow.  Additionally, we also have two specialized lending teams – one focused on home builders and the other on home owner associations.  Our entire Commercial team’s years of experience and knowledge of their markets provide our customers with expertise and informed advice and the Bank with strong loans and relationships.  Commercial loan growth is a key part of our strategy.  As this historically low interest rate environment and the resulting margin pressure for all banks shows no sign of ending, higher yielding commercial loans are key.  We are pleased that our loan quality measures remain strong.

Due to our loan growth momentum and expansion into West Hartford as well as the scheduled increase in the dividend rate of our Small Business Lending Fund (“SBLF”) preferred stock from 1% to 9% in early 2016, the board of directors determined that it was in shareholders’ interest to raise capital in 2015.  The capital raise ultimately had two parts.  We placed $7.5 million in subordinated debt and raised $9.6 million in equity through a new offering.  All directors of SBT Bancorp participated in the equity raise.  Directors and management purchased approximately 10% of the new equity and currently own approximately 12.5% of shares outstanding.  Other community investors purchased approximately 18%.  The balance was purchased by institutional investors who now own approximately 25% of the stock of the company.  This capital raise resulted in a net increase of approximately $8.0 million in capital after redemption of approximately $9.0 million in SBLF preferred stock.  The additional net capital provides the Company with necessary support of its growth strategies.
We mourn the loss of Dr. George B. Odlum, Jr.  George was among the Bank’s founding directors and served on its board from its formation until his retirement in November 2015.  George passed away shortly after his retirement from the company’s board of directors.  He served with great insight and vigilance as chairman of the board of director’s Audit & Compliance Committee for his entire tenure.  The entire board of directors will miss George’s humor, unique perspectives and unfailing commitment to the Bank’s role in the communities it serves.
Simsbury Bank is well positioned in the Central Connecticut market to take advantage of the opportunities presented by the changed competitive landscape since 2008.  Although we, like every other community bank in the country, feel the weight of excessive regulatory burden and historically low interest rates, our strategies are designed to drive revenue and earnings growth.  Our size gives us significant advantages.  We understand and engage in a variety of ways with our local marketplace.  All of our decision making is local.  We have a customer friendly approach to service and sales.  Our flat organizational structure enables us to provide our customers with a customized approach and the accessibility and advice they seek.
We thank you, our shareholders, for sharing our commitment to maintaining Simsbury Bank’s leading position in its branch marketplace and growing selected businesses throughout the region.
Sincerely,

/s/ Robert J. Bogino	/s/ Martin J. Geitz

Robert J. Bogino	Martin J. Geitz
Chairman of the Board of Directors	President & Chief Executive Officer
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